EXHIBIT 99.1

INVESTOR CONTACT

Scott Wylie

Vice President – Investor Relations

Altera Corporation

(408) 544-6996

swylie@altera.com

MEDIA CONTACT

Anna del Rosario

Director – Public Relations

Altera Corporation

(408) 544-7496

anna.delrosario@altera.com

ALTERA INCREASES SHARE REPURCHASE AUTHORIZATION

San Jose, California, January 26, 2004—Altera Corporation (NASDAQ: ALTR) today announced that its Board of Directors has approved a 10 million share increase to the number of shares authorized for repurchase under the company’s share repurchase program. There are now 19.5 million shares authorized by the Board of Directors for repurchase. Under the program, which was previously authorized by the Board of Directors, shares may be purchased in the open market from time to time at the discretion of the company’s management. Since the initiation of the share repurchase program in 1996, Altera has repurchased 58.5 million shares at a cost of $1.3 billion.

About Altera

Altera Corporation (Nasdaq: ALTR) is the world’s pioneer in system-on-a-programmable-chip (SOPC) solutions. Combining programmable logic technology with software tools, intellectual property, and technical services, Altera provides high-value programmable solutions to approximately 14,000 customers worldwide. More information is available at www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries